UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material under ss. 240.14a-12

Community Banks, Inc.
(Name of Registrant as Specified In Its Charter)
     N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

[   ]    Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

COMMUNITY BANKS, INC.
SCRIPT FOR TELEPHONE CALLS TO SHAREHOLDERS
Version 3

Hello. My name is ________________. I am an employee [alternatively, give title] of Community Banks, Inc. and I am calling to ask that you reconsider your vote and that you vote FOR the Company’s proposal to amend our Articles of Incorporation.

The amendment to the Articles of Incorporation will simply the vote requirements for shareholder approval of matters at future meetings. The amendment will decrease the required shareholder vote and facilitate corporate action when at least 75% of the board of directors has voted in favor of these matters. The amendment permits these matters to be approved if a majority of the votes cast on the matters are in favor. Currently, most of these matters require approval of 2/3 of all the shares, even when more than a majority of the directors has approved them.

Management and the board strongly believe that an affirmative vote on the amendment is in the best interests of the Company and its shareholders.

Please refer to your proxy statement for a more complete explanation of this proposal.

To change your vote, simply call our toll free number, 1-800-560-1965, or go to www.eproxy.com/cmty and vote again. As with any meeting of shareholders, we will honor the vote with the latest date.

In order to vote again by telephone or the Internet, you will need your proxy number. Your proxy number is _____________________[insert number from the list provided by Community].

Thank you for your time. Good-bye.